UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2021

Black Diamond Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39200	81-4254660
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Main Street, 10th Floor
Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-252-0848

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BDTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2021, Thomas Leggett resigned from his position as Chief Financial Officer (principal financial and accounting officer) of Black Diamond Therapeutics, Inc. (the “Company”) effective immediately. Mr. Leggett will remain employed at the Company until December 3, 2021, to assist in the transition of his responsibilities. Mr. Leggett’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or procedures.

Appointment of Interim Chief Financial Officer and Principal Financial Officer

Effective November 19, 2021, the Board of Directors of the Company (the “Board”) appointed Fang Ni, Pharm. D., the Company’s Chief Business Officer, as Interim Chief Financial Officer and principal financial officer until a successor is appointed.

Dr. Ni has served as Chief Business Officer of the Company since August 2020. From November 2017 to August 2020, Dr. Ni was a Principal and member of the investment team at Versant Ventures, a venture capital firm, and served as the Company’s founding Chief Business Officer following the Company’s Versant-led Series A financing. Prior to joining Versant, he was Global Business Development & Licensing director with F. Hoffman-La Roche AG, a global healthcare company, from February 2013 to November 2017, where he was responsible for leading transactions across the fields of oncology, immunology, and infectious and rare diseases. Dr. Ni earned a Doctor of Pharmacy degree from Purdue University and completed a post-doctoral fellowship at Rutgers University. Dr. Ni has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Ni and any other person pursuant to which he was appointed as a principal financial officer of the Company, nor are there any transactions to which the Company is or was a participant in which Dr. Ni has a material interest subject to disclosure pursuant to Item 404(a) of Regulation S-K.

On August 3, 2020, the Company entered into an employment agreement with Dr. Ni (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Ni is paid an annual base salary of $388,100 and is eligible for an annual performance-based incentive cash bonus in an amount up to 40% of Dr. Ni’s then-current base salary. In the event Dr. Ni’s employment is terminated for any reason, the Company shall pay or provide to Dr. Ni (i) any salary earned through the date of termination, (ii) unpaid expense reimbursements and (iii) any vested benefits Dr. Ni may have under any employee benefit plan of the Company through the date of termination (the “Accrued Obligations”).

In the event Dr. Ni’s employment is terminated by the Company without Cause or by Dr. Ni for Good Reason outside of the Change in Control Period, in addition to the Accrued Obligations, subject to his signing and complying with a release agreement and the release agreement becoming irrevocable, Dr. Ni will be entitled to (i) receive a lump sum cash payment equal to 100% of Dr. Ni’s annual base salary then in effect, (ii) receive 100% of his target annual performance bonus for the then-current year and (iii) receive a monthly payment equal to the monthly employer contribution the Company would have made to provide health insurance had Dr. Ni remained employed, paid to either the group health plan provider, the COBRA provider or directly to Dr. Ni. In the event Dr. Ni’s employment is terminated by the Company without Cause or by Dr. Ni for Good Reason within the Change in Control Period, in addition to the Accrued Obligations, subject to his signing and complying with a release agreement and the release agreement becoming irrevocable, Dr. Ni will be entitled to the same rights listed immediately above and will also be entitled to full acceleration of vesting of any of his unvested equity awards. The terms “Cause,” “Good Reason” and “Change in Control Period” are each defined in the Employment Agreement.

Appointment of Principal Accounting Officer

Effective November 19, 2021, the Board appointed Erika Jones, the Company’s Vice President, Finance and Corporate Controller, as principal accounting officer until a successor is appointed.

Ms. Jones has served as the Company’s Vice President, Finance since October 2021 and as Corporate Controller since January 2021. Ms. Jones joined the Company in 2019 and served as Senior Director, Finance from October 2019 to January 2021. Prior to joining the Company, she led the SEC reporting and technical accounting functions as the Director of Finance at Axcella Health Inc., a publicly traded biotechnology company, from May 2016 to October 2019. Prior to Axcella, Ms. Jones was a manager at Ernst & Young. Ms. Jones is a Certified Public Accountant in the Commonwealth of Massachusetts. She holds both a Bachelor’s and Master’s Degree in Accounting from Miami University. Ms. Jones has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Jones and any other person pursuant to which she was appointed as a principal accounting officer of the Company, nor are there any transactions to which the Company is or was a participant in which Ms. Jones has a material interest subject to disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 22, 2021	BLACK DIAMOND THERAPEUTICS, INC.

By:	/s/ Brent Hatzis-Schoch
Name:	Brent Hatzis-Schoch
Title:	Chief Operating Officer, General Counsel